SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                            Commission File Number:  1-13272

                                OmniAmerica, Inc.
             (Exact Name of registrant as specified in its charter)

                             2445 Alamo Street, S.E.
                          Albuquerque, New Mexico 87106
                            Telephone: (505) 242-9800

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, Par Value $0.01 Per Share
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)        [X]       Rule 12h-3(b)(1)(ii)       [ ]
          Rule 12g-4(a)(1)(ii)       [ ]       Rule 12h-3(b)(2)(i)        [ ]
          Rule 12g-4(a)(2)(i)        [ ]       Rule 12h-3(b)(2)(ii)       [ ]
          Rule 12g-4(a)(2)(ii)       [ ]       Rule 15d-6                 [ ]
          Rule 12h-3(b)(1)(i)        [ ]

         Approximate  number of  holders  of record as of the  certification  or
notice date:         100

         Pursuant to the requirements of the Securities Exchange Act of 1934, OmniAmerica, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  February 25, 1999                   BY:  /s/ F. Howard Mandel
                                                Name:    F. Howard Mandel
                                                Title:   Vice President